Exhibit 4.46
Supplementary Agreement No. 2 to the Equity Pledge Agreement
This Supplementary Agreement (this “Agreement”) is made by and among the following parties in Beijing on May 27, 2010:
Party A: AirMedia Technology (Beijing) Co., Ltd.
Party B: Guo Man, Xu Qing
Party C: Beijing AirMedia UC Advertising Co., Ltd.
WHEREAS:
(1)	Parties A, Party B and Wang Zhenyu have entered into a certain equity pledge agreement dated June 14, 2007 (“Original Agreement”), and a certain supplement to the Original Agreement dated November 2008 (“Original Supplementary Agreement”), whereby Party B agreed to pledge its ownership in Party C’s equity in favor of Party A;
(2)	The registered capital of Party C has been increased to RMB80 million from RMB65 million as of January 5, 2010; and
(3)	Upon completion of the registered capital increase by Party C, the shareholding percentages of Guo Man, Xu Qing and Party C are changed to 1.035%, 0.215% and 98.75%, respectively.
NOW, THEREFORE, after friendly negotiations, Parties A, B and C agree to amend the Original Agreement, and intend to be bound, as follows:
1. Section (3) in the Preamble of the Original Agreement is amended to: the registered capital increase by Party C has resulted in changes in the percentages of shareholding in Party C by Guo Man and Xu Qing; Guo Man and Xu Qing now hold 1.035% and 0.215% equity interest in Party C, respectively. Party B pledges, and Party A agrees to accept the pledge of, all of its ownership of the equity of Party C in favor of Party A to secure the performance of payment obligations by Party B and Party C under the Master Agreement.
2. Section 1 of the Original Agreement is amended to: Each of Guo Man and Xu Qing agrees to pledge all of his respective ownership of 1.035% equity and 0.215% equity in Party C (the “Pledged Equity”) in favor of Party A to secure performance by Party B of its obligations under the Loan Agreement, as supplemented, between Party B and Party A, and by Party C of its obligations under the Technology Development Agreement and the Technology Support and Services Agreement, as supplemented, between Party C and Party A.
3. Upon effectiveness of this Agreement, in case there are any differences in terms between the Original Agreement/the Original Supplementary Agreement and this Agreement, this Agreement shall prevail; terms absent from this Agreement shall be governed by the Original Agreement and/or the Original Supplementary Agreement.
4. This Agreement is effective upon the signature and/or stamp of common seal by all parties to this Agreement. This Agreement shall be signed in six counterparts, two of which shall be kept by each of Party A, Party B and Party C. Each copy shall have the same legal effect.

(signature page)
Party A: AirMedia Technology (Beijing) Co., Ltd.
Common seal: AirMedia Technology (Beijing) Co., Ltd. (Seal)
Party B:
By: /s/ Guo Man
By: /s/ Xu Qing
Party C: Beijing AirMedia UC Advertising Co., Ltd.
Common seal: Beijing AirMedia UC Advertising Co., Ltd. (Seal)

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